Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-135812

Prospectus Supplement No. 1
to Prospectus dated February 5, 2007

                           INTRAOP MEDICAL CORPORATION

                        19,193,224 Shares of Common Stock


     This Prospectus Supplement No. 1 supplements and amends the prospectus dated February 5, 2007, with respect to the resale of 19,193,224 shares of common stock, or the Prospectus. We are supplementing the Prospectus to provide the following information:

     On August 23, 2007, we filed a Form 8-K with the Securities and Exchange Commission, attached hereto as Exhibit A (without exhibits).

     On  September  26,  2007,  we  filed a Form  8-K/A  with the
     Securities and Exchange Commission, attached hereto as Exhibit B.

     The information attached to this Prospectus Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.

     This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all amendments and supplements thereto.

     THE SECURITIES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is September 28, 2007

                                   EXHIBIT A
                                   ---------


                          UNITED STATES SECURITIES AND
                               EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 17, 2007

                           INTRAOP MEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)



--------------------------------------------------------------------------------

             Nevada                  000-49735              87-0642947
             ------                  ---------              ----------
 (State or other jurisdiction       (Commission            (IRS Employer
        of incorporation)           File Number)        Identification No.)

--------------------------------------------------------------------------------

                               570 Del Rey Avenue
                               Sunnyvale, CA 94085

               (Address of principal executive offices) (Zip Code)

--------------------------------------------------------------------------------

       Registrant's telephone number, including area code: (408) 636-1020

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14.a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

     On August 17, 2007 IntraOp Medical Corporation, or IntraOp, entered in to a series of agreements involving the issuance of common stock and warrants to purchase common stock, cancellation of certain outstanding debentures and warrants and retirement of certain indebtedness owed by us, referred to herein as the Restructuring, whereby:

1. Pursuant to the Common Stock and Warrant Purchase Agreement dated August 17, 2007 by and among IntraOp and the parties named therein, an investor group led by Lacuna Hedge Fund LLLP and Lacuna Venture Fund LLLP, or the Lacuna Investors, paid $3,766,524 to purchase an aggregate of 42,081,556 shares of our common stock and warrants to purchase an aggregate of 165,589,736 shares of common stock. Such warrants have an exercise price of zero and will be exercised at a subsequent closing after we hold our annual meeting of stockholders to approve, among other items, an amendment to our Amended and Restated Articles of Incorporation to increase the authorized number of shares of our common stock from 100,000,000 to 500,000,000. At the subsequent closing, subject to certain terms and conditions, including the approval of the increase in the number of authorized shares of common stock, the Lacuna Investors have agreed, to invest an additional $1,633,476 to purchase an aggregate of 20,418,444 shares of our common stock.

2. Pursuant to the Officer and Director Warrant Purchase Agreement dated August 17, 2007 by and among IntraOp and the parties named therein, certain related parties, including Keith Jacobsen, Stephen Kessler and John Matheu, directors of IntraOp, Thomas Cook, an officer of IntraOp, and M. Dean Whitney, an employee of IntraOp, paid $92,000 for warrants to purchase an aggregate of 1,150,000 shares of our common stock, which bear an exercise price of zero and which will be exercised at the second closing.

3. Pursuant to the Debenture Conversion and Purchase and Warrant Cancellation Agreement dated August 17, 2007 by and among IntraOp and the parties named therein, in exchange for: (i) the extinguishment in full of outstanding 7% convertible debentures in the aggregate principal amount of $6,150,689 and an additional $249,311 at the second closing; (ii) the cancellation of 8,750,000 warrants related to those debentures and (iii) the termination of the registration rights agreements related to the debentures and warrants; holders of the 7% convertible debentures and related warrants: (i) converted outstanding principal of $6,150,689 under the 7% convertible debentures into 19,555,293 shares of our common stock and will convert an additional $249,311 of outstanding principal under the 7% convertible debentures into 623,678 shares of our common stock at the second closing, (ii) sold 10,178,571 of those converted shares to the Lacuna Investors for $1,280,000; (iii) received warrants to purchase an aggregate of 21,656,663 shares of our common stock, which have an exercise price of zero and which will be exercised at the second closing; and
(iv) waived all rights to any accrued and unpaid interest related to the 7% convertible debentures.

4. Pursuant to the January Bridge Note Conversion and Warrant Purchase Agreement dated August 17, 2007 by and among IntraOp and the parties named therein, in exchange for: (i) the extinguishment in full of outstanding 8% debentures in the principal amount of $771,429; (ii) cancellation of warrants to purchase an aggregate of 826,528 shares of our common stock related to those debentures; and (iii) the termination of the registration rights agreements related to the 8% debentures and warrants; holders of the 8% debentures and related warrants who were also convertible debenture holders received an aggregate cash payment of $400,000, warrants to purchase an aggregate of 5,000,000 shares of our common stock, which have an exercise price of zero and which will be exercised at the second closing and waived all rights to any accrued and unpaid interest related to the 8% debentures.

5. Pursuant to the Company Warrant Repricing Agreement dated August 17, 2007 by and among IntraOp and the parties named therein, including Donald A. Goer, Scott Mestman, and Howard Solovei, all officers of IntraOp, M. Dean Whitney, an employee of IntraOp, and Tomovation Gmbh., a company controlled by Michael Friebe, a director of IntraOp, holders of warrants to purchase an aggregate of 1,578,410 shares of our common stock agreed to certain amendments to the warrants in exchange for a reduction of the exercise price of such warrants to $0.08 per share.

6. Pursuant to the Insider Indebtedness Conversion Agreement dated August 17, 2007 by and among IntraOp and the parties named therein, including Donald A. Goer, Scott Mestman, Richard Simon and Howard Solovei, all officers of IntraOp, Stephan Dirks, an employee of IntraOp, and Tomovation Gmbh., a company controlled by Michael Friebe, a director of IntraOp, in exchange for the extinguishment in full of indebtedness owed by IntraOp in the aggregate principal amount of $1,492,670.63, we issued warrants to purchase an aggregate of 18,658,388 shares of our common stock, which bear an exercise price of zero and which will be exercised at the second closing.

7. Pursuant to the Amendment and Waiver Agreement dated August 17, 2007 by and among IntraOp and the parties named therein, in exchange for a restructuring fee of $85,000 and changes to certain covenants in the Securities Purchase Agreement dated August 31, 2005 by and among IntraOp and the parties named therein and the 10% senior secured debentures issued thereunder, we agreed to reduce the exercise price of the warrants issued pursuant to the Securities Purchase Agreement to $0.05 per share and the holders of such warrants net exercised such warrants in full on August 17, 2007 for an aggregate of 1,800,000 shares of our common stock.

8. We paid an aggregate of $260,000 to Hultquist Capital, LLC and MCR Capital Corp., financial advisors to IntraOp, and issued warrants to them to purchase an aggregate of 10,780,732 shares of our common stock, which have an exercise price of $0.08 per share and a term of five years.

9. We also entered into a registration rights agreement with the parties listed above whereby, upon the request of a majority-in-interest of the investors, within 45 days of such request, we will file a registration statement with the Securities and Exchange Commission registering the shares and warrants held by the investors, to the extent such shares are not already registered. This registration rights agreement also terminated registration rights agreements dated August 31, 2005 and October 25, 2005 by and among IntraOp and the parties named therein.

     The Common Stock and Warrant Purchase Agreement, Officer and Director Warrant Purchase Agreement, Debenture Conversion and Purchase and Warrant Cancellation Agreement, January Bridge Note Conversion and Warrant Purchase Agreement, Company Warrant Repricing Agreement, Insider Indebtedness Conversion Agreement, Amendment and Waiver Agreement, form of warrant issued to investors, form of warrant issued to Hultquist Capital, LLC and MCR Capital Corp. and the Rights Agreement are attached hereto as exhibits.

Item 3.02.   Unregistered Sales of Equity Securities.

     The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02 with respect to the terms and sale of common stock and warrants by IntraOp in connection with the Restructuring. The sale and issuance of the common stock and the warrants were made pursuant to
Section 4(2) of the Securities Act of 1933, as amended. Proceeds of the exercise price of the warrants received by IntraOp will be used for general working capital purposes.


Item 3.03    Material Modification to Rights of Security Holders.

     The disclosure provided in Item 1.01 of this Form 8-K with respect to the modification of the exercise price of certain registered warrants pursuant to the Company Warrant Repricing Agreement dated August 17, 2007 by and among IntraOp and the parties named therein and the Amendment and Waiver Agreement dated August 17, 2007 by and among IntraOp and the parties named therein, is hereby incorporated by reference into this Item 3.03.


Item 5.01    Changes in Control of Registrant.

     Upon consummation of the transactions contemplated in connection with the Restructuring, Lacuna Venture Fund LLLP and Lacuna Hedge Fund LLLP will have acquired an aggregate of 33,495,509 shares of IntraOp common stock from IntraOp, exercised warrants to acquire an additional 88,744,200 shares of common stock from IntraOp, and acquired an aggregate of 5,454,983 shares of common stock from IntraOp stockholders, representing in total a 35.0% beneficial ownership interest in IntraOp, assuming exercise of all warrants and options, for aggregate consideration of $3,580,000. The consideration paid by the Lacuna Investors was funded by private equity investors.

     Pursuant to the Rights Agreement dated August 17, 2007 by and among IntraOp and the parties named therein, the size of our Board of Directors has been fixed at seven and the Lacuna Investors are entitled to designate four of the seven directors. The Lacuna Investors have designated Rawleigh Ralls, Oliver Janssen, John Powers and Greg Koonsman as directors, effective as of August 17, 2007. All directors have entered into idemnification agreements with IntraOp. The form of idemnification agreement is attached hereto as an exhibit.


Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     Effective as of August 17, 2007, Donald A. Goer, Theodore L. Phillips and John Matheu resigned as directors of IntraOp.

     Pursuant to the Rights Agreement dated August 17, 2007 by and among IntraOp and the parties named therein, the Lacuna Investors are entitled to designate four of the seven directors and have designated, and the Board has appointed, Rawleigh Ralls, Oliver Janssen, John Powers and Greg Koonsman as directors.

     We paid a fee of $75,547 and issued warrants to purchase an aggregate of 9,530,732 shares of our common stock at an exercise price of $0.08 per share to Hultquist Capital, LLC, a financial advisor to IntraOp. Oliver Janssen, appointed as a director of IntraOp in connection with the Restructuring, is a Managing Director of Hultquist Capital, LLC.

Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit
Number
------

4.20         Form of warrant issued to investors.

4.21         Form of warrant issued to financial advisors.

10.34 Common Stock and Warrant Purchase Agreement dated as of August 17, 2007 by and among the Registrant and the other parties named therein.

10.35 Officer and Director Warrant Purchase Agreement dated as of August 17, 2007 by and among the Registrant and the other parties named therein.

10.36 Debenture Conversion and Purchase and Warrant Cancellation Agreement dated as of August 17, 2007 by and among the Registrant and the other parties named therein.

10.37 January Bridge Note Conversion and Warrant Purchase Agreement dated as of August 17, 2007 by and among the Registrant and the other parties named therein.

10.38 Company Warrant Repricing Agreement dated as of August 17, 2007 by and among the Registrant and the other parties named therein.

10.39 Insider Indebtedness Conversion Agreement dated as of August 17, 2007 by and among the Registrant and the other parties named therein.

10.40 Amendment and Waiver Agreement dated as of August 17, 2007 by and among the Registrant and the other parties named therein.

10.41 Rights Agreement dated as of August 17, 2007 by and among the Registrant and the other parties named therein.

10.42        Form of Indemnification Agreement

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       INTRAOP MEDICAL CORPORATION


Date: August 23, 2007                  By: /s/ Howard Solovei
                                       -----------------------------------------
                                       Howard Solovei
                                       Chief Financial Officer

                                   EXHIBIT B
                                   ---------


                          UNITED STATES SECURITIES AND
                               EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                   FORM 8-K/A

                                 Amendment No. 1

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 17, 2007

                           INTRAOP MEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)


--------------------------------------------------------------------------------
        Nevada                          000-49735                87-0642947
        ------                          ---------                ----------
(State or other jurisdiction    (Commission File Number)        (IRS Employer
    of incorporation)                                        Identification No.)
--------------------------------------------------------------------------------

                               570 Del Rey Avenue
                               Sunnyvale, CA 94085

               (Address of principal executive offices) (Zip Code)
--------------------------------------------------------------------------------

       Registrant's telephone number, including area code: (408) 636-1020

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240. 14.a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240. 14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240. 13e-4(c))

                                EXPLANATORY NOTE

         Intraop Medical Corporation, or IntraOp, is filing this amended current report on Form 8-K/A to correct the following item in its current report on Form 8-K filed on August 23, 2007:

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

         Effective as of August 17, 2007, Donald A. Goer, Theodore L. Phillips and John Matheu resigned as directors of IntraOp.

         Pursuant to the Rights Agreement dated August 17, 2007 by and among IntraOp and the parties named therein, the Lacuna Investors are entitled to designate four of the seven directors and have designated, and the Board has appointed Rawleigh Ralls, Oliver Janssen, John Powers and Greg Koonsman as directors.

         Effective as of August 22, 2007, Donald A. Goer resigned as President and Chief Executive Officer of IntraOp, John Powers was appointed as President and Chief Executive Officer of IntraOp, and Donald A. Goer was appointed as Chief Scientist of IntraOp.

         Prior to joining IntraOp, from February 2007 to August 2007, Mr. Powers served as President of John P. Powers & Associates, a professional services company focused on product placement and positioning, contract negotiations, consultation, and training for sales and program management. As the former Chief Executive Officer of VelociTel, Inc., from March 2002 to August 2005, and most recently Vice President and General Manager of metroPCS, Los Angeles from August 2005 to February 2007, Mr. Powers has led wireless expansion for the past 22 years. He began his career in wireless at Motorola in May 1994, as the cellular technology began its breakthrough and where he held the position of Senior Director of Operations and Worldwide Ancillary Service before joining Crown Castle International in January 1999, as Vice President of Business Development and Marketing. Mr. Powers has a B.S. degree in marketing from the University of Illinois in Champaign-Urbana.

         We paid a fee of $75,547 and issued warrants to purchase an aggregate of 9,530,732 shares of our common stock at an exercise price of $0.08 per share to Hultquist Capital, LLC, a financial advisor to IntraOp. Oliver Janssen, appointed as a director of IntraOp in connection with the Restructuring, is a Managing Director of Hultquist Capital, LLC.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        INTRAOP MEDICAL CORPORATION


Date: September 26, 2007                By: /s/ Howard Solovei
                                            -----------------------
                                            Howard Solovei
                                            Chief Financial Officer